As filed with the Securities and Exchange Commission on October 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apexigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2989408
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Apexigen, Inc.

75 Shoreway Road, Suite C

San Carlos, CA 94070

(Address of principal executive offices, including zip code)

2010 Equity Incentive Plan

2020 Equity Incentive Plan

2022 Equity Incentive Plan

2022 Employee Stock Purchase Plan

(Full title of the plan)

Xiaodong Yang, M.D., Ph.D.

President and Chief Executive Officer

Apexigen, Inc.

75 Shoreway Road, Suite C

San Carlos, CA 94070

(650) 931-6236

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Clark

Michael E. Coke

Lance E. Brady

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Apexigen, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on April 7, 2022;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the Commission on May  23, 2022 and August 18, 2022, respectively;

(3) The Registrant’s Current Report on Form 8-K filed with the Commission on August  4, 2022, as amended on August 18, 2022, which includes the Registrant’s Form 10 information;

(4) The Registrant’s Current Reports on Form 8-K filed with the Commission on March  18, 2022, March  18, 2022, April  26, 2022, May  3, 2022, June  2, 2022, June  27, 2022, June  30, 2022, July  18, 2022, July  28, 2022, and August 1, 2022 (in each case, excluding “furnished” and not “filed” information); and

(5) The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No.  001-39488) filed with the Commission on September  3, 2020, as amended on January 27, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as updated in the Registrant’s Current Report on Form 8-K filed with the Commission on August 4, 2022, as amended on August 18, 2022, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the amended and restated certificate of incorporation of the Registrant from limiting the liability of its directors for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The amended and restated certificate of incorporation of the Registrant does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, the Registrant will also be empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in the amended and restated certificate of incorporation of the Registrant and amended and restated bylaws, the Registrant entered into an indemnification agreement with each member of its Board and each of its officers. These agreements provide for the indemnification of the Registrant’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Registrant, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at the Registrant’s request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Registrant or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. The Registrant believes that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the amended and restated certificate of incorporation of the Registrant and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of the Registrant’s directors or officers as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(1)	Specimen Common Stock Certificate.

4.2	Apexigen, Inc. 2010 Equity Plan, as amended, and forms of agreement thereunder.

4.3	Apexigen, Inc. 2020 Equity Incentive Plan, as amended, and forms of agreements thereunder.

4.4(2)	Apexigen, Inc. 2022 Equity Incentive Plan and forms of agreement thereunder.

4.5(3)	Apexigen, Inc. 2022 Employee Stock Purchase Plan and forms of agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Marcum LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

107	Filing Fee Table.

(1)	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Brookline Capital Acquisition Corp.’s Registration Statement on Form S-1 filed with the Commission on August 24, 2020.
(2)	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on August 4, 2022.
(3)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on August 4, 2022.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Carlos, California, on the 6th day of October, 2022.

APEXIGEN, INC.

By:	/s/ Xiaodong Yang
Xiaodong Yang, M.D., Ph.D.
President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaodong Yang and William Duke, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Xiaodong Yang Xiaodong Yang, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2022

/s/ William Duke William Duke	Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2022

/s/ Meenu Karson	Director, Chair of the Board	October 6, 2022
Meenu Karson

/s/ Herb Cross	Director	October 6, 2022
Herb Cross

Director
Jakob Dupont, M.D.

/s/ Gordon Ringold	Director	October 6, 2022
Gordon Ringold, Ph.D.

/s/ Scott Smith	Director	October 6, 2022
Scott Smith

/s/ Sam Wertheimer	Director	October 6, 2022
Sam Wertheimer, Ph.D.

Director
Dan Zabrowski, Ph.D.